INDEPENDENT AUDITORS’ CONSENT

To the Board of Trustees and Shareholders Mosaic Focus Fund:

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-50593 of Mosaic Focus Fund on Form N-1A of our report dated February 8, 2002, appearing in the Annual Report to Shareholders for the year ended December 31, 2001, and to the references to us under the headings "Independent Auditors" and "Financial Statements and Other Information" in the Statement of Additional Information, which is part of such registration statement. We also consent to the reference to us under the heading "Financial Highlights" in the Prospectus, which is also part of such Registration Statement.

(signature)

Deloitte & Touche LLP

Chicago, Illinois

April 29, 2002